INTERNATIONAL MONEY EXPRESS, INC. SECURITIES TRADING POLICY
(Updated as of March 3, 2023)

A.    Policy - Illegal Insider Trading
This Securities Trading Policy (this "Policy") applies to International Money Express, Inc. and all of its subsidiaries and controlled affiliates and their respective directors, officers and employees (collectively, the "Company"). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, partnerships or trusts, and transactions by such entities should be treated for purposes of this Policy and applicable securities laws as if they were for the individual's own account. The Company is committed to preventing illegal insider trading by any Company personnel.
Illegal insider trading involves the fraudulent purchase or sale of securities of publicly-traded companies while aware of material, nonpublic information relating to those companies. The practice of "tipping" - improperly communicating material, nonpublic information to others or recommending to anyone the purchase or sale of any securities on the basis of material, nonpublic information - is also prohibited. Posting material nonpublic information, or responding to or making statements or recommendations based on this information, on any Internet website, social media platform (such as Facebook, Twitter or Instagram, for example), electronic bulletin board, Internet message board, Internet chat room or other similar form of electronic communication can also constitute tipping under the securities laws, and is also covered by this Policy.
This Policy establishes two principal standards for every employee at every level of the Company.
First, you may not trade Company securities while you are aware of any material, nonpublic information relating to the Company.
Information is "material" if a reasonable investor would consider the information to be important in making an investment decision or to have altered the "total mix" of information available. This includes a range of subjects, including, but not limited to:
•    the Company's current or expected operating performance or consolidated financial results;
•    pending or proposed acquisitions or strategic transactions;
•    pending or proposed financing transactions;
•    the loss or gain of a significant supplier;
•    any change in senior management or board of directors;

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•    the Company's expansion strategy;
•    competitors or competitive positioning;
•    new content or service offerings or product developments;
•    current and future partnership or joint venture details; and
•    business development discussions.
Any information that could be expected to affect the Company's stock price, whether positive or negative, should be considered "material" for purposes of this Policy.
Information is "nonpublic" unless it has been broadly disseminated in the marketplace, such as through a Company press release, a filing with the U.S. Securities and Exchange Commission (the "SEC"), a previously-announced Company earnings call or another method intended to achieve broad distribution.
Second, you may not communicate (tip) material, nonpublic information regarding the Company to someone who may use that information to purchase or sell the Company's securities.
You may be at risk even if you have no involvement in making the trading decision and do not share in the proceeds of that trading. Exercise particular care to avoid communicating material, nonpublic information to family or friends. If they execute trades in Company securities that appear to be well-timed, your communications with them could come under scrutiny.
This Policy applies to trading of or tipping with respect to any Company securities. Subject to Section F below, for purposes of this Policy, "trading" includes: (i) buying or selling securities (long or short); (ii) writing options (puts or calls); (iii) pledging securities; (iv) exercising options or converting convertible securities; (v) making an election to purchase or transfer under any employee stock purchase plan or dividend reinvestment plan; (vi) gifting Company securities, including charitable donations; or (vii) deciding to buy or sell Company securities in a 401(k) plan, IRA or other retirement account. Securities of the Company include common stock, preferred stock, restricted stock, share units, options, warrants, convertible debentures, derivative securities (whether or not the Company issues the derivative securities) such as publicly-traded options, including puts and calls, and bonds, notes and other debt securities.
This Policy also precludes you from trading in or tipping with respect to the securities of another company with which the Company does business, including an agent or paying agent of the Company, if you, in the course of working for the Company, have learned of material, nonpublic information about that other company, until the information becomes public or is no longer material.
B.    Directors, Executive Officers and Certain Designated Persons
Directors, Executive Officers and certain Designated Persons of the Company are subject to additional requirements because their roles at the Company expose them regularly to sensitive Company information. This Policy sets additional safeguards for trading in Company securities by these individuals.

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For purposes of this Policy, "Executive Officers" include senior executives that are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. The list of Executive Officers and Directors is set forth on Exhibit A hereto, as may be amended from time to time by the Company's General Counsel or, in the absence of a General Counsel, by the Company's Chief Financial Officer with the written advice of outside counsel, any such amendment to be promptly reported to the Company's Board of Directors.
For purposes of this Policy, "Designated Persons" include Company employees who have regular access to material, nonpublic information regarding the Company. This group includes employees who regularly receive or assist in the preparation of consolidated financial results, drafts of quarterly or annual earnings releases and liquidity or internal forecasts. The list of Designated Persons is set forth on Exhibit B hereto, as may be amended from time to time by the Company's General Counsel or, in the absence of a General Counsel, by the Company's Chief Financial Officer with the written advice of outside counsel, any such amendment to be promptly reported to the Company's Board of Directors.
C.    Preclearance of Trades/Trading Windows
Directors, Executive Officers and Designated Persons are required to preclear any trading in Company securities with the General Counsel's office, even during an "open" trading window. A request for preclearance should be submitted to the General Counsel's office at least two (2) business days in advance of the proposed transaction. Once preclearance is granted, you must complete the precleared transaction within two (2) business days of the date of approval or such later date as set forth in the approval.
Preclearance of securities trades is most likely to be granted during the Company's quarterly trading window. For the purposes of this Policy, the term "trading window" includes the period beginning two (2) business days after the Company's release of quarterly or annual results and concluding on the fifteenth (15th) business day of the third (3rd) month of the fiscal quarter. In certain circumstances (such as while the Company is actively considering a material transaction), the trading window will not be opened and securities trades will not be precleared. When a securities trade is not precleared, this information, as well as the underlying material nonpublic information, must be kept confidential.
Any Executive Officer and Director who wishes to implement a trading plan under SEC Rule 10b5-1 must first coordinate with the Company in designing or adopting a 10b5-1 trading plan, and must pre-clear the plan with the Company's General Counsel or, in the absence of a General Counsel, the Company's Chief Financial Officer with the written advice of outside counsel, at least ten business days prior to its adoption. As required by Rule 10b5-1, an executive officer or director may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may only be entered into during an "open" trading window. Transactions effected pursuant to a properly designed and pre-cleared trading plan will not require further pre-clearance at the time of the transaction.
Recently adopted amendments to Rule 10b5-1 have added significant additional requirements for 10b5-1 plans, including cooling-off periods (a delay between adopting a plan and the commencement of sales), prohibitions on multiple overlapping plans, limitations on single-trade plans and mandated representations regarding legal compliance. In addition, the SEC has expressed concerns with respect to terminations of Rule 10b5-1 plans and new rules will require quarterly

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disclosures by the Company if any director or executive officer has adopted, modified or terminated a Rule 10b5-1 plan. Accordingly, in addition to preclearance of the adoption of a Rule 10b5-1 plan, Executive Officers and Directors of Company must provide the Company's General Counsel with written notice of any modification or termination of an existing 10b5-1 plan at least ten business days prior to its implementation and obtain approval therefor from the General Counsel or, in the absence of a General Counsel, the Company's Chief Financial Officer with the written advice of outside counsel.
If the requestor is a Director or Executive Officer of the Company, the requestor should also indicate whether he or she has effected any "opposite-way" transactions (i.e., a sale if the requestor is considering a purchase and a purchase if the requestor is considering a sale) within the past six
(6) months, and should be prepared to timely report his or her transactions in Company securities to the SEC on a Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
D.    Certain Transactions
Because the Company believes it is inappropriate for Directors and Executive Officers to engage in short-term or speculative transactions involving Company securities, it is the Company's policy that Directors and Executive Officers shall not engage in any of the following activities with respect to Company securities:

•    short sales;
•    transactions in put options, call options or other derivative securities related to Company securities, on an exchange or in any other organized market;
•    hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and
•    holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
E.    Transactions with the Company
This Policy does not apply in the case of the following transactions, except as specifically noted:
•    Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option acquired pursuant to the Company's equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•    Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect

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to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•    Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
F.    Administration of the Policy
Illegal insider trading or tipping violations can expose the individuals involved to serious sanctions in a government proceeding. Moreover, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including termination of employment or service, whether or not the employee's failure to comply results in a violation of law.
The General Counsel (or another employee designated by the General Counsel) shall administer this Policy. All determinations and interpretations by the General Counsel or the General Counsel's designee shall be final.
For all purposes of this policy, the Company's Chief Financial Officer is authorized to receive notices and to make any determination or grant any approval when the General Counsel is unavailable or where action by the General Counsel could involve a conflict of interest (such as where the General Counsel is the insider seeking to effect a trade).

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